Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main Fax	212.407.4000 212.407.4990

September 18, 2025

ECD Automotive Design, Inc. 4390 Industrial Lane Kissimmee, Florida 34758

Ladies and Gentlemen:

We have acted as counsel to ECD Automotive Design, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File Number 333-288692) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”), of up to an aggregate of 300,7614,352 shares of common stock, $0.0001 par value per share of the Company (the “Common Stock”), consisting of:

(i)	70,006 shares of Common Stock (the “Founder Shares”) issued to certain of the Selling Securityholders prior to the Company’s initial public offering (the “IPO”) (the “Founder Shares”);

(ii)	6,438 shares of Common Stock included in the private units (the “Private Units”) that were issued to certain of the Selling Securityholders in a private placement that occurred simultaneously with the IPO (the “Private Unit Shares”);

(iii)	808 shares of Common Stock issued in connection with the Company’s business combination as a result of the conversion of 6,438 rights included in the Private Units that were issued to certain of the Selling Securityholders in a private placement that occurred simultaneously with the IPO (the “Private Rights Shares”);

(iv)	18,750 shares of Common Stock issued to EF Hutton LLC in lieu of the deferred cash fee owed to it from the IPO (the “Fee Shares”);

(v)	625 shares of Common Stock issued to Benjamin Piggott in a private placement (the “Subscription Shares”);

(vi)	43,750 shares of Common Stock issued to the David W Miller II Revocable Living Trust U/A/D June 13, 2023, David W Miller II Trustee pursuant to an asset sale agreement and consulting agreement (the “Miller Shares”);

(vii)	18,125 shares of Common Stock issued to Member Hubs Palm Beach, LLC pursuant to the terms of a lease (the “Hubs Shares”);

(viii)	4,000 shares of Common Stock issued to Raymond Cole pursuant to the terms of his employment agreement (the “Cole Shares”);

(ix)	2,500 shares of Common Stock issued to Benjamin Piggott pursuant to the terms of his employment agreement (the “Piggott Shares”);

(x)	2,325 shares of Common Stock issued to Matthew Borden pursuant to the terms of a consulting agreement (the “Borden Shares”);

(xi)	9,650 shares of Common Stock issued to Hudson Global Ventures LLC pursuant to two consulting agreements (the “Hudson Shares”);

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(xii)	25,000 shares of Common Stock (the “Duncan Shares”) issued to Theodore Duncan in a private placement and 2,500 shares of Common Stock (the “Duncan Warrant Shares”) underlying warrants (the “Duncan Warrants”) issued to Theodore Duncan in such private placement;

(xiii)	300,000,000 shares of Common Stock that may be issued and sold pursuant to that certain equity purchase facility agreement (“EPFA”) dated as of June 20, 2025 by and between the Company and ECDA Bitcoin Treasury, LLC (the “ECDA Shares”);

(xiv)	2,500 shares of Common Stock issued to ECDA Bitcoin Treasury, LLC as a commitment fee (the “Commitment Shares”);

(xv)	1,250 shares of Common Stock issued to Thomas Wood as non-executive director compensation (the “Wood Director Shares”);

(xvi)	1,250 shares of Common Stock issued to Patrick Lavelle as non-executive director compensation (the “Lavelle Director Shares”);

(xvii)	1,250 shares of Common Stock issued to Robert Machinist as non-executive director compensation (the “Machinist Director Shares”); and

(xviii)	625 shares of Common Stock issued to Benjamin Piggott as non-executive director compensation (the “Piggott Director Shares”).

In addition, the prospectus included in the Registration Statement relates to the resale of up to 6,438 redeemable warrants (the “Private Warrants”) included in the Private Units issued and sold to certain of the Selling Securityholders and up to 6,438 shares of Common Stock underlying the Private Warrants (the “Private Warrant Shares”).

The prospectus also relates to the primary offering of up to 287,500 shares of Common Stock (the “Public Warrant Shares,” and together with the Private Warrant Shares, the “Warrant Shares”) underlying the 287,500 redeemable warrants (the “Public Warrants” and together with the Duncan Warrants and the Private Warrants, the “Warrants”) included in the Private Units issued and sold in a private placement concurrent with the IPO.

In connection with this opinion, we have examined and relied upon the Registration Statement, the EPFA, the Warrants and certain other agreements relating to the issuance of Common Stock to the Selling Securityholders. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s second amended and restated certificate of incorporation and second amended and restated bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a) The Founder Shares, the Private Unit Shares, the Private Rights Shares, the Fee Shares, the Subscription Shares, the Miller Shares, the Hubs Shares, the Cole Shares, the Piggott Shares, the Borden Shares, the Hudson Shares, the Duncan Shares, the Commitment Shares, the Wood Director Shares, the Lavelle Director Shares, the Machinist Director Shares and the Piggott Director Shares have been duly and validly issued and are fully paid and nonassessable;

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b) The ECDA Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the EPFA, will be validly issued, fully paid and nonassessable;

c) The Private Warrants have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

d) The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the respective terms and conditions of the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

The opinion set forth in paragraph (c) above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors, (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies, and (iv) that we express no opinion regarding provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or any waiver of any usury defense.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law and the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP